UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2022

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203)825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Project Update – Port of Long Beach, CA – The Toyota Project

As previously disclosed in its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2022, FuelCell Energy, Inc. (the “Company”) is nearing the completion of the construction phase of the 2.3 megawatt (“MW”) trigeneration platform it is constructing for Toyota at the Port of Long Beach, California, with the remaining construction and commissioning activity anticipated to be completed in late calendar year 2022 or early 2023. Due to the remaining construction and commissioning activity to be completed, commencement of commercial operations has been delayed beyond June 30, 2022, which was the deadline for commencing commercial operations under the Company’s Hydrogen Power Purchase Agreement with Toyota (as amended from time to time, the “Toyota HPPA”).  On June 30, 2022, the Company and Toyota entered into the Third Amendment of the Toyota HPPA. This amendment extended the required commercial operations date to January 31, 2023.

Project Update – Groton Sub Base – The Groton Project

As previously disclosed in its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2022, the Company expects that the 7.4 MW platform at the U.S. Navy Submarine Base in Groton, Connecticut (the “Groton Project”) will be commercially operational this summer, at which time it will be added to the Company’s generation operating portfolio. In addition, as previously disclosed, in August 2021, the Company closed on a tax equity financing transaction with East West Bancorp, Inc. (“East West Bank”) for the Groton Project. East West Bank’s tax equity commitment totals $15.0 million. In connection with the initial closing, the Company drew down $3.0 million. Under the original terms of the Company’s agreement with East West Bank, the Company would be eligible to draw the remaining amount of the commitment, approximately $12.0 million, once the Groton Project achieves commercial operations. In addition, under the original terms of the Company’s agreement with East West Bank, the Groton Project had a required commercial operation deadline of October 18, 2021. East West Bank previously granted several extensions of the commercial operation deadline, which collectively extended the deadline to May 15, 2022, in exchange for fees of $0.4 million in the aggregate. Because commercial operations were delayed beyond May 15, 2022, East West Bank had a conditional withdrawal right to request the return of their investment at an amount equal to 101% of the amount of the investment.

On July 7, 2022, the Company entered into an amendment to its tax equity financing agreement with East West Bank. Under the terms of this amended agreement, the commercial operations deadline was extended to September 30, 2022. In addition, the terms of East West Bank’s remaining investment commitment of $12.0 million were modified such that East West Bank will now contribute $4.0 million on each of the first, second and third anniversaries of the Groton Project achieving commercial operations, rather than contributing the full $12.0 million when the Groton Project achieves commercial operations. Such contributions are subject to certain customer conditions precedent, including a third party certification by an independent engineer that the plant is operating in conformance with the power purchase agreement. In conjunction with this amendment, the Company agreed to aggregate fees of $0.5 million (which are inclusive of the fees from the previous extensions described above), which shall be payable upon commencement of commercial operations of the plant. Should the project not achieve commercial operations by September 30, 2022, East West Bank will then have a conditional withdrawal right to request the return of their investment at an amount equal to 101% of the amount of the investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: July 7, 2022	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President and Chief Financial Officer